EXCLUSIVE PLUS ONE
AUTHORIZED AGENCY AGREEMENT
FOR
COMMERCIAL MOBILE RADIO SERVICE
BETWEEN
US TELEMATICS
AND
VERIZON WIRELESS

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

EXCLUSIVE PLUS ONE
AUTHORIZED AGENCY AGREEMENT
for
COMMERCIAL MOBILE RADIO SERVICE
BETWEEN
US TELEMATICS
and
VERIZON WIRELESS

EXHIBIT A	AUTHORIZED AREA/AGENT LOCATIONS
EXHIBIT B	COMPENSATION PROGRAM
EXHIBIT C	COMPLIANCE GUIDELINES FOR VERIZON WIRELESS' SALES AGENTS
EXHIBIT D	ADVERTISING GUIDELINES FOR VERIZON WIRELESS SALES AGENTS
EXHIBIT E	NON-DISCRIMINATION COMPLIANCE AGREEMENT
EXHIBIT F	WEB-BASED AUTOMATED SYSTEM
EXHIBIT G	VERIZON WIRELESS INDIRECT CORPORATE IDENTITY STANDARDS
EXHIBIT H	STANDARD CONDITIONS OF SALE OF EQUIPMENT AND ACCESSORIES
EXHIBIT I	VERIZON WIRELESS INDIRECT CO-OP ADVERTISING GUIDELINES

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

EXCLUSIVE PLUS ONE
AUTHORIZED AGENCY AGREEMENT
Between
VERIZON WIRELESS
And
US TELEMATICS

THIS AGREEMENT, (hereinafter the “Agreement”) is between Cellco Partnership, on behalf of itself and its affiliates, doing business as Verizon Wireless, located at 1515 Woodfield Rd., Suite 1400, Schaumburg, Illinois 60173 (hereinafter “Verizon Wireless”), and US Telematics with its principal place of business at 335 Richert Drive, Wood Dale, IL 60191 (hereinafter “Authorized Agent”).

RECITALS

WHEREAS, Verizon Wireless or its Affiliates are either licensed or are otherwise authorized to provide Commercial Mobile Radio Service (“CMRS”) in the Area set forth in the attached Exhibit A (“Area”), and provides CMRS to customers in that Area through its own direct sales activities, Agents and through other distribution channels; and

WHEREAS, Authorized Agent wishes to be an Agent in the Area, and Verizon Wireless wishes to appoint Authorized Agent to be an Agent in the Area.

NOW, THEREFORE, in consideration of these premises and the mutual covenants exchanged below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Verizon Wireless and Authorized Agent, wishing to be legally bound, agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings specified in this Section 1:

1.1.	Access. Fees billed to Subscriber by Verizon Wireless for Subscriber’s monthly access charge for those Subscribers activated on Verizon Wireless CMRS by Authorized Agent in the Area.

1.2.
Activation. The first provision to a Subscriber of access to Service under a Number or Numbers assigned by Verizon Wireless in response to submission by Authorized Agent of a Service Form or by use of any automated system approved by Verizon Wireless.

1.3.
Affiliate. For purposes of this Agreement, “Affiliate” shall be defined as a person, association, co-partnership, partnership, corporation or joint-stock company, trust or other business entity, however organized, which is an affiliate of that entity (hereinafter referred to singularly or collectively as “Entity”) that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Entity. Control shall be defined as:

1.3.1.	ownership of a majority of the voting power of all classes of voting stock, or

1.3.2.	ownership of a majority of the beneficial interest in income and capital of an entity other than a corporation, or

1.3.3.	the legal authority, by contract or otherwise, to control the activities of another.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
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1.4.	Agent. As used herein “Agent” shall mean any Entity, which has been authorized by Verizon Wireless to directly or indirectly market CMRS on behalf of Verizon Wireless.

1.5.
Authorized Agent. As used herein “Authorized Agent” shall, when used in connection with the grant of rights from Verizon Wireless under this Agreement, mean the entity who is contracting under this Agreement and, to the extent that such term is used herein to describe required conduct or to obligate Authorized Agent, term shall also include any employee, principal, officer, agent, subagent, entity, partnership or officer of such entity, and shall correspondingly create an obligation on the part of Authorized Agent to bind such other person or entity accordingly.

1.6.
Area. The Metropolitan Statistical Areas (“MSA”), Rural Service Areas (“RSA”), Major Trading Areas (“MTA”) and Basic Trading Areas (“BTA”) specified in Exhibit A to this Agreement, within which Verizon Wireless or its Affiliates have regulatory authority or are otherwise authorized to provide CMRS and within which Authorized Agent is authorized to sell Verizon Wireless’ CMRS. Authorized Agent may not offer CMRS in any Markets in which it does not maintain an authorized business location (as specified in Exhibit A).

1.7.	Authenticatable. Equipment that meets published Cellular Telecommunications Industry Association standards for A-Key random authentication as such standards may be amended from time to time.

1.8.
Commercial Mobile Radio Service (“CMRS”). Each and every radio service that is defined by the Federal Communication Commission (“FCC”) as CMRS pursuant to 47 CFR 20.9 and other provisions of the FCC’s rules; including, but not limited to, cellular, PCS, paging, messaging, air-to-ground, specialized mobile radio services and enhanced specialized mobile radio services, satellite, and any other radio service that the FCC may in the future define as CMRS.

1.9.
Compensation. Any payment to Authorized Agent pursuant to this Agreement, which may include, but is not limited to, commissions, account maintenance fees, bonuses of any type, special incentive funding (“Spiff”), advertising/cooperative funding, marketing development funding, or any other payments.

1.10.	Demonstration Service. CMRS provided to Authorized Agent at a reduced cost or at no charge, for the purpose of assisting Authorized Agent to solicit and sell CMRS on behalf of Verizon Wireless.

1.11.	Effective Date. Refer to Section 8 of this Agreement for definition.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

1.12.
Equipment. Mobile or portable telephones and data communications devices, facsimile machines, personal communications devices and any other wireless or similar devices used by Subscribers in conjunction with or in order to utilize CMRS, and accessories and enhancements associated therewith. All Equipment must be Authenticatable to be activated on the Verizon Wireless Network. Any activations on non-Authenticatable Equipment will not be eligible to receive Compensation. Digital calling plans may only be made available to Subscribers with digital service and a CDMA digital phone of the type required by the price plan (i.e., dual-mode, tri-mode or web enabled).

1.13.
Licensed Marks. Licensed Marks shall mean Verizon Wireless’ or its Affiliates’ symbols, trademarks, trade names, trade dress, service marks, insignia, logos and/or decorative designs which Verizon Wireless, in its sole discretion, determines Authorized Agent is licensed to use.

1.14.
Market. The combination of one or more MSA, RSA, MTA and/or BTA properties utilized by Verizon Wireless for marketing purposes, in which Verizon Wireless is authorized to sell CMRS and in which Authorized Agent is authorized by Verizon Wireless to perform its obligations herein as set forth in Exhibit A.

1.15.
Marks. All decorative designs, insignia, logos, names, service marks, service names, symbols, trade dress, trademarks, trade names, or the like, whether registered or unregistered, which Verizon Wireless or its Affiliates own or are licensed or sub-licensed to use in connection with CMRS or products relating to CMRS.

1.16.
Net Activation. The difference between the previous period’s (Quarter or month as applicable) total number of Subscriber Activations by Authorized Agent minus the previous period’s total number of Subscriber disconnects, for any reason, which are disconnected one hundred eighty (180) days or less after the Subscribers’ date of Activation.

1.17.	Number. A telephone number assigned to a Subscriber to provide access to CMRS.

1.18.	Quarter. Any given consecutive three (3) month period based on the calendar year, for example, the first quarter of a year would begin January 1. Partial Quarters may be prorated.

1.19.	Reseller. Any entity that resells Verizon Wireless CMRS.

1.20.	Service Forms. See Section 3.2.1.

1.21.
Subscriber. The ultimate user of CMRS provided by or through Verizon Wireless. Subscriber purchases CMRS from Verizon Wireless and is responsible for payment of charges to Verizon Wireless. Each CMRS telephone number is deemed to be a separate Subscriber; provided, however, that in the case of multi-nam units there shall be deemed only one Subscriber per unit at any given time, regardless of how many Numbers are actually attributed to that unit.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

1.22.	Successor. An entity, however organized, that succeeds to or acquires the rights, title or interests of another.

1.23.
Usage. Home area billable airtime charges (excluding roaming, cellular regional calling, landline, long distance and toll charges, taxes, surcharges, assessments and charges outside the specific price plan’s home area) for those Subscribers activated on Verizon Wireless CMRS by Authorized Agent in the Area.

2. RELATIONSHIP OF THE PARTIES.

2.1.
Subject to and in accordance with all the terms and conditions of this Agreement, Verizon Wireless hereby appoints Authorized Agent as its sales agent for CMRS and other Verizon Wireless enhanced services used in conjunction with CMRS to act on its behalf in the Area.

2.1.1.
Exclusivity by Authorized Agent. Authorized Agent acknowledges and agrees that it may offer, sell, and market CMRS only on behalf of Verizon Wireless, with the following limited exception: In accordance with the terms and conditions of this Agreement, Authorized Agent shall be permitted to engage in the sale of the products and services of one (1) other provider in the Area, namely Spint, including any affiliate, successor or assign thereof. Neither Authorized Agent, nor any of its Affiliates, employees, or agents, shall directly or indirectly:

2.1.1.1. Induce, influence, or suggest that any user or prospective user of CMRS purchase CMRS from or contract with any other Agent, Reseller, or other representative of Verizon Wireless, or purchase CMRS from or contract with any other CMRS provider or any agent, reseller, or other representative of such provider; or

2.1.1.2. Share Compensation with any other agent or reseller or other representative of any other CMRS provider; or

2.1.1.3. Solicit or enter into any agreement with any agent, reseller or other representative of any other CMRS provider that interferes with or alters Verizon Wireless’ relationship with Authorized Agent or its Agents and Resellers; or

2.1.1.4. Act on behalf of or otherwise represent a Verizon Wireless reseller or engage in the resale of Verizon Wireless CMRS during the term of this Agreement.

2.2.
Survival of Obligations. Authorized Agent acknowledges and agrees that as to Subscribers activated by Authorized Agent, the limitations in subsection 2.1.1.1 shall survive for a period of two (2) years following the termination or expiration of this Agreement or any extended term of this Agreement, including month-to-month extensions of this Agreement.

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NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

2.3.	No Exclusivity by Verizon Wireless. Authorized Agent has no exclusive rights to the Area. Among other things:

2.3.1.
Verizon Wireless reserves the right to market Verizon Wireless Service in the Area and elsewhere through its own direct sales organization, retail stores (which it may locate anywhere wherein the Area, including in markets in close proximity to Authorized Agent’s Specific Locations) or other Agents, Resellers, or otherwise on any terms it chooses.

2.3.2.
Nothing in this Agreement shall be deemed to restrict or prohibit Verizon Wireless, in its sole discretion, from offering Subscribers and potential Subscribers in the Area, through its direct sales force, other Agents or otherwise, volume discounts, promotional offers, new or modified price plans, or any other special offers for Verizon Wireless Service. Verizon Wireless shall have no obligation to allow Authorized Agent to offer similar discounts, offers, or price plans.

2.4.	Authorized Agent’s Limited Authority. Authorized Agent has only limited authority. Among other things:

2.4.1.	Authorized Agent’s authority is limited to performance of its duties under this Agreement on behalf of Verizon Wireless in the Specific Area and the Locations provided in Exhibit A.

2.4.2.	Authorized Agent must obtain the prior written approval of Verizon Wireless before opening or acquiring any new locations where Authorized Agent intends to market or sell Verizon Wireless CMRS.

2.4.3.
Verizon Wireless reserves the right to add, delete, or otherwise modify the Area in which Authorized Agent is authorized to operate under this Agreement and at its reasonable discretion add or delete Specific Locations upon thirty (30) days prior written notice.

2.5.
No Franchise Relationship. Authorized Agent understands, acknowledges and expressly agrees that nothing contained in this Agreement or arising out of or relating to the relationship between it and Verizon Wireless is intended or should be construed to create any relationship of franchisee and franchiser between them. Neither Verizon Wireless nor Authorized Agent shall make any express or implied agreements, guarantees or representations, or incur any indebtedness or obligations, in the name of or on behalf of the other. Authorized Agent further agrees that it will not execute Franchise Agreements (as a Franchiser), or any other form of agreement that may be construed to create a franchise under applicable state or federal law, with any third party without the express written consent of Verizon Wireless, which shall not be unreasonably withheld. Notwithstanding such consent, Authorized Agent’s franchisees or licensees shall under no circumstances be deemed to be franchisees or licensees of Verizon Wireless.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

2.6.
No Employment Relationship. No employee or agent of Authorized Agent shall be, or shall be deemed to be, an employee or Agent of Verizon Wireless. Authorized Agent assumes full responsibility for all acts and omissions of its employees and agents and shall have sole responsibility for their supervision and control.

2.7.	Delegation to Subagents. Authorized Agent may only delegate its rights and obligations as expressly permitted by this Agreement.

2.7.1.
Authorized Agent may not delegate any of its rights or obligations under this Agreement, including, but not limited to, its sales, installment, warranty, maintenance, and use of mark obligations, to any subcontractor or subagent, including, but not limited to, any Affiliate of Authorized Agent, without the prior written consent of Verizon Wireless and: (1) execution by Verizon Wireless and Authorized Agent of a Subagent Addendum to this Agreement; and (2) the subcontractor or subagent has executed a subagent agreement with Authorized Agent in a form acceptable to Verizon Wireless.

2.7.2.
No subcontractor or subagent may market, sell or support the marketing or sale of any CMRS in the Area other than Verizon Wireless CMRS unless authorized in writing in advance by Verizon Wireless or as may otherwise be set forth in this Agreement.

2.7.3.
Notwithstanding anything in any subagent agreement or anywhere else, Authorized Agent shall be and remain responsible for all acts and omissions of any subcontractor, subagent, or other person, company, or Entity, however organized, acting on Authorized Agent’s behalf.

2.8.
Authorized Agent acts as a limited Agent of Verizon Wireless and owes Verizon Wireless the fiduciary and other obligations of an Agent to its principal solely for purposes of identifying and activating Subscribers for the account of Verizon Wireless. Authorized Agent’s fiduciary obligations to Verizon Wireless shall be limited to the performance of Authorized Agent’s obligations under this Agreement.

2.9.
Authorized Agent shall not represent or promise that Subscribers shall be charged for CMRS at any rate other than those established by Verizon Wireless for which Subscriber is eligible in Verizon Wireless’ sole discretion. Authorized Agent shall not impose any type of fees for Verizon Wireless CMRS on Subscriber (including, but not limited to, unauthorized deposits on credit cards, activation fees, early disconnect, chargeback, or similar fees), via separate contract or otherwise, other than those provided for in Verizon Wireless’ Service Forms or elsewhere in this Agreement. Verizon Wireless shall not be liable to Authorized Agent for any Compensation, in any manner if any order for CMRS is obtained from a Subscriber by Verizon Wireless or by any other Verizon Wireless Agent, Reseller or other distribution channels despite Authorized Agent’s prior solicitation of the Subscriber placing the order.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
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2.10.	Authorized Agent shall be liable for all material or equipment that Verizon Wireless or an Affiliate may consign to Authorized Agent in furtherance of this Agreement.

2.11.
Upon enrollment of a Subscriber, that Subscriber shall become the customer of Verizon Wireless for CMRS, and Verizon Wireless shall offer and furnish such customer billing services, as Verizon Wireless deems appropriate. Verizon Wireless shall be responsible for collecting any unpaid CMRS charges owed by Subscribers.

2.12.	Authorized Agent shall advise all its employees, principals, officers, and servants of the obligations set forth in this Section 2 and in Section 3 and obtain their written agreement to be so bound.

2.13.
No Fiduciary Duties by Verizon Wireless. Authorized Agent understands, acknowledges and expressly agrees that nothing contained in this Agreement or arising out of or relating to the relationship between it and Verizon Wireless or any other Entity is intended or should be construed to create any fiduciary duties on the part of Verizon Wireless or its Affiliates.

3.	DUTIES AND RESPONSIBILITIES OF AUTHORIZED AGENT.

3.1.
General. In consideration for being appointed as an Agent of Verizon Wireless, Authorized Agent shall immediately commence offering CMRS to Subscribers and, if applicable, selling, installing, and providing warranty service for and maintaining Equipment. Authorized Agent shall at all times faithfully, honestly, and diligently perform its obligations hereunder, and shall continuously exert its best efforts to promote the sale of Verizon Wireless’ CMRS. Authorized Agent shall promptly address Subscriber complaints directed to it regarding CMRS.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
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3.1.1.
Authorized Agent must produce a minimum number of activations per month (“Minimum Activation Level”) to remain an Agent. The Minimum Activation Level, which is set forth in Exhibit B, may, at Verizon Wireless’ sole discretion, be adjusted from time to time. Authorized Agent will receive an initial probationary period of ninety (90) days after execution of this Agreement to reach the Minimum Activation Level. If after the initial ninety (90) day probationary period Authorized Agent fails to reach the Minimum Activation Level in any given month, Authorized Agent may be terminated in accordance with Section 9.1.1.2.

3.1.2.
In the event Authorized Agent purchases Equipment from Verizon Wireless, upon request by Verizon Wireless, Authorized Agent agrees to secure an irrevocable standby letter of credit in the amount required by Verizon Wireless which amount may be increased or decreased by Verizon Wireless at any time. Such request will be based upon Authorized Agent’s credit history.

3.2. Solicitation and Enrollment.

3.2.1.
Authorized Agent shall retain and train salespersons in the enrollment of Subscribers, the operation of CMRS and the sale of Equipment. Authorized Agent shall solicit Subscribers by using the most current versions of Verizon Wireless CMRS agreements, price plan brochures, forms and related material (“Service Forms”), and shall comply with all of Verizon Wireless procedures and practices for solicitation of, presentations to, and enrollment of Subscribers which may be amended from time to time. Authorized Agent may not modify the terms and conditions of the Service Forms. Authorized Agent shall not be eligible to receive Compensation for customers activated by Authorized Agent without properly completed, signed and approved Service Forms.

3.2.2.
Potential Subscribers may be drawn from all classes of potential users for which Authorized Agent is authorized to sell price plans, excepting individual Subscribers currently assigned a Number(s) by or through Verizon Wireless or its resellers; provided, however, that the sale of additional new Numbers to such Subscribers will be eligible for Compensation under this Agreement.

3.2.3.
Authorized Agent shall forward Service Forms to Verizon Wireless within twenty-four (24) hours of execution by Subscribers. Security deposits shall be forwarded with the Service Forms, unless different criteria for the handling of security deposits is set forth in Exhibit B, which criteria shall supersede the requirement set forth herein. If Authorized Agent fails to forward Service Forms within ten (10) days of its receipt from Subscribers, or fails to perform an activation pursuant to Verizon Wireless procedures, Authorized Agent shall not be entitled to receive Compensation for such Subscriber.

3.2.4.
No contract between Verizon Wireless and a Subscriber shall exist until the Service Form is accepted and approved by Verizon Wireless and the Equipment has been activated. Verizon Wireless shall have the right, in its sole discretion, to reject the enrollment of any Subscriber. The exercise of this right shall not be subject to any duty of good faith and fair dealing, and the decision of Verizon Wireless shall be final and binding.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
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3.2.5.
Except as expressly provided herein, Authorized Agent shall have no right or obligation to bill or to collect from Subscribers or potential Subscribers any money or charges for CMRS. Verizon Wireless shall have the right to disconnect the Subscriber for nonpayment of service.

3.3.
Confidentiality, Proprietary Information, Trade Secrets. Authorized Agent shall not, without Verizon Wireless’ prior written consent, disclose to any third party any information supplied to it by Verizon Wireless that is confidential or is a Verizon Wireless trade secret. This Agreement (and all amendments thereof) and all of its terms and conditions shall be confidential. If Authorized Agent is served with any form of process to obtain such information, Authorized Agent shall immediately notify Verizon Wireless, which shall in addition to Authorized Agent’s efforts, if any, have the right to seek to quash such process. Authorized Agent shall also cooperate with Verizon Wireless in its efforts to obtain an order to quash such process. Authorized Agent shall treat Subscriber lists and all financial, technical or business information or data regardless of form, provided to Authorized Agent by Verizon Wireless (collectively “Confidential Information”) as the exclusive confidential property of Verizon Wireless. Authorized Agent shall treat Subscriber lists and all data regardless of form relating to Subscribers or potential Subscribers as Verizon Wireless trade secrets (“Trade Secrets”). “Trade Secrets” means information, without regard to form, related to the services or business of Verizon Wireless from which Verizon Wireless derives economic value, actual or potential, and that is not generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use. Authorized Agent agrees that, during and after the term of this Agreement, Authorized Agent shall not divulge, use, sell, exchange, give away, or transfer in any way any Confidential Information other than for maintaining such periodic contact with Subscribers as is required for warranty service, installation or maintenance of Equipment, sale of more Equipment, sale of other equipment, or the sale of additional service provided by or through Verizon Wireless. Verizon Wireless shall, at all times, have access to Authorized Agent’s Subscriber records. Authorized Agent agrees to cooperate with Verizon Wireless in producing such records upon Verizon Wireless’ request. Nothing herein shall restrict Authorized Agent from disclosing to a third party that it has an exclusive relationship with Verizon Wireless and has confidentiality obligations.

3.4.	Regulatory Matters. This Agreement shall at all times be subject to:

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3.4.1.	changes or modifications to comply with,

3.4.2.	any necessary approvals of, local, state and federal regulatory agencies and courts having jurisdiction over the provision of CMRS in the Area.

Authorized Agent shall take no action inconsistent with, and agrees to support, any efforts by Verizon Wireless before regulatory authorities or others regarding CMRS regulatory issues to the extent such efforts or actions are undertaken by Verizon Wireless.

3.5.
Telemarketing Services. Authorized Agent shall not conduct telemarketing services on behalf of Verizon Wireless, unless such activities are expressly defined and permitted under Specific Locations in Exhibit A of this Agreement. In the event Authorized Agent is permitted to conduct telemarketing services on behalf of Verizon Wireless pursuant to the express provisions of Exhibit B, the following shall apply:

3.5.1.
Authorized Agent agrees to conduct its telemarketing services on behalf of Verizon Wireless in accordance with all applicable Federal, State and local laws and regulations governing advertising, marketing practices and the transaction of its business by telephone. These include, but are not limited to, the Telephone Consumer Protection Act of 1991, the Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and the Telemarketing Sales Rule of 1995, the Fair Credit Reporting Act, all Consumer Protection Acts, all tariffs, and any rules and procedures of any governmental body or Verizon Wireless relating to the sale of CMRS or the sale, lease, installation, warranty service or repair of Equipment, as well as the laws and regulations of the United States Postal Service, Federal Communications Commission, Federal Trade Commission and the Federal Reserve Board.

3.5.2.
Further, to the extent Authorized Agent records or monitors its calls, it will give appropriate notification and gain consent of participants in such calls to such monitoring and recording. Authorized Agent shall provide Verizon Wireless with a plan and an audited report to demonstrate it is complying with these laws, rules and regulations. Verizon Wireless reserves the right, but shall have no obligation, to monitor Authorized Agent’s telemarketing efforts either remotely or by other methods to ensure compliance with this Section 3.5.

3.5.3.	When making outbound telemarketing calls on behalf of Verizon Wireless, Authorized Agent shall only use representatives who have attended and completed training regarding Verizon Wireless’ specific practices and procedures and the Verizon Wireless price plans Authorized Agent is authorized to offer. After completion of the training, the representative shall be fully capable of handling Verizon Wireless’ calls in a professional, knowledgeable manner, and in strict conformance with Verizon Wireless’ practices and procedures. The representatives shall also be knowledgeable about applicable Verizon Wireless price plan offers. The training provided will be based on information provided by Verizon Wireless including, but not limited to, Verizon Wireless products, services, price plans, and coverage areas. Authorized Agent may be asked to provide Verizon Wireless with a signed attendance sheet evidencing fulfillment of its training obligations.

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3.5.4.
Authorized Agent agrees that it shall maintain, continuously update and honor a “Do Not Call List”, and shall not call wireless numbers for telemarketing purposes. Further, Authorized Agent will provide its outbound calling list to Verizon Wireless for approval (“Pre-approved List”). The list provided by Authorized Agent will be on a 3.5 disk in Excel format and should include the customer’s name and address, phone number and social security number (if available). Verizon Wireless will review the list and indicate which customers should not be called either because they are Verizon Wireless current customers or are on Verizon Wireless’ “Do Not Call List”. Verizon Wireless will normally return the list to Authorized Agent within one (1) week after receipt.

3.5.5.	Authorized Agent shall not use a Voice Response Unit for outbound telemarketing calls or an automatic dialing device with a pre-recorded message during its performance under this Agreement.

3.5.6.
In the event Authorized Agent is providing similar services to other wireless providers in markets not covered by this Agreement, Authorized Agent agrees that its operators who handle Verizon Wireless’ calls will not share the same working areas as Authorized Agent operators who handle other wireless providers’ calls. Further, Authorized Agent shall ensure that other wireless providers: (1) will not be allowed access to Verizon Wireless documentation, (2) will not be allowed access to the area(s) where representatives are handling Verizon Wireless’ calls, and (3) will not have the ability to overhear operators who are handling Verizon Wireless’ calls. Further, Authorized Agent employees shall be instructed to keep Verizon Wireless information secure when not in use. Prior to implementation, Authorized Agent will provide to Verizon Wireless for Verizon Wireless’ prior approval, Authorized Agent’s plan to ensure that Authorized Agent will comply with this Section 3.5.

3.5.7.
Authorized Agent will bear all costs for providing telemarketing services, including, but not limited to: (1) the time spent by its representatives during training in Verizon Wireless’ policies; and (2) all costs related to fulfillment of the Subscriber’s order; and (3) all costs relating to the furnishing and maintaining of adequate and appropriate equipment, personnel, ancillary services, office facilities, support facilities and all necessary hardware and software required to perform telemarketing sales.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
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3.5.8.	In all telemarketing activities Authorized Agent shall conspicuously identify itself as an Agent of Verizon Wireless and not create the impression that the caller is Verizon Wireless.

3.6.
Meetings and Training. Authorized Agent acknowledges that Verizon Wireless requires its Agents to attend Agent meetings and training programs from time to time. Authorized Agent agrees to attend all Agent meetings and training programs at Authorized Agent's expense and agrees to have its personnel attend such meetings and training programs.

3.7.
Publicity. Authorized Agent shall submit to Verizon Wireless all advertising, sales promotion, press releases and other publicity matters relating to Verizon Wireless or its CMRS or its sales agency performance under this Agreement wherein Verizon Wireless’ name, marks or the name or mark of any of its Affiliates are mentioned or language from which the connection of said names or marks therewith may be inferred or implied.

3.8
Internet/Online Sales. Authorized Agent shall not consummate any sale of Verizon Wireless’ services or products through Authorized Agent’s website or other e-commerce activities or arrangements, without the express written consent of Verizon Wireless and execution of a written addendum to this Agreement governing the specific terms and conditions of such sales.

4.	EQUIPMENT SALE, LEASE, ACTIVATION AND/OR INSTALLATION, WARRANTY AND MAINTENANCE.

4.1.	Equipment Inventory.

Authorized Agent shall maintain an inventory of approved models of Authenticatable Equipment and spare parts for Equipment, sufficient to meet reasonable, anticipated demand from the Subscribers that Authorized Agent enrolls.

4.2.	Authorized Agent shall purchase Equipment directly from manufacturers or their authorized distributors.

4.3.
In the event Authorized Agent purchases any Equipment from Verizon Wireless, the terms and conditions of such purchases shall be governed by the provisions of Exhibit H, which is incorporated herein by this reference. Authorized Agent shall allocate any Equipment purchased from Verizon Wireless for use only with Verizon Wireless CMRS. In the event Verizon Wireless is providing Equipment, it shall have the right to allocate Equipment in its sole discretion including distribution to itself or other Agents. Verizon Wireless reserves the right at any time to discontinue providing Equipment.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
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4.4.	IT IS EXPRESSLY UNDERSTOOD THAT VERIZON WIRELESS (OR ITS AFFILIATES) MAY, BUT IS IN NO WAY OBLIGATED TO, SELL EQUIPMENT TO AUTHORIZED AGENT FOR RESALE.

4.5.
Authorized Agent acknowledges that Verizon Wireless may sell subsidized, consumer oriented products to its Agents or may offer such products through its direct channel for sale directly to consumers. Such products include, but are not limited to, telephones packaged with a contract and a price plan or provided in a “break-the-seal” shrink-wrap box. Agent agrees that it will not purchase such products from other Verizon Wireless Agents, Retailers or through Verizon Wireless’ direct channel for the purpose of resale.

4.6.
All Equipment sales and/or leases shall be made by or on behalf of Authorized Agent for its own account and not as Authorized Agent for, or for the account of, Verizon Wireless. With respect to the sale, lease, installation, warranty service, and maintenance of Equipment, Subscribers shall be customers of Authorized Agent, and Verizon Wireless shall have no responsibility to Authorized Agent or Subscribers with respect to such activities. Authorized Agent shall establish sales prices and lease charges or other fees for Equipment at its sole discretion, and Verizon Wireless shall have no control over such prices, charges and fees.

4.7.	Minimum Equipment Standards.

All Equipment activated by Authorized Agent pursuant to the terms of this Agreement shall comply with the following requirements, which are subject to change upon written notice:

4.7.1.
The Equipment must have a Type Acceptance Certificate from the FCC, pursuant to Part 22 of the Title 47 of the United States Code of Federal Regulations, comply with CTIA Standards for A-Keys random authentication as may be amended from time to time, be CTIA certified, comply with all CTIA guidelines for RF emissions and specific absorption rate (“SAR”) level disclosure, comply with the Enhanced 911 Emergency Calling Systems obligations imposed on Verizon Wireless by the FCC, as currently set forth in the FCC order dated October 12, 2001[1] , be equipped with a universal built in speaker, and meet the requirements of Verizon Wireless’ responsible driving program.

4.7.2.	The Equipment make and model must first be approved by Verizon Wireless for use with Verizon Wireless’ CMRS.

1 In the Matter of Revision of the Commission’s Rules to Ensure Compatibility with Enhanced 911 Emergency Calling Systems, Request for Waiver by Verizon Wireless, CC Docket No. 94-102, Order, 16 FCC
Rcd. 18634 (2001).

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

4.7.3.	The Equipment must be programmed with Verizon Wireless’ then current preferred roaming list (“PRL”).

4.7.4.	The Equipment must be Authenticatable.

4.8.	Installation, Maintenance and Warranty of Equipment.

4.8.1.
Authorized Agent shall be responsible, on a direct or indirect basis, for the installation, maintenance and warranty of the Equipment it sells. Upon request in writing by Verizon Wireless, Authorized Agent shall provide Verizon Wireless with a written certification from the manufacturer of all Equipment sold or leased by Authorized Agent, that Authorized Agent is certified and authorized to maintain, install and warrant such Equipment at Authorized Agent’s location(s).

4.8.2.
Authorized Agent must be able, directly or indirectly, to provide warranty service on the primary Equipment offered by Authorized Agent. Authorized Agent shall ensure that all installations, service and maintenance of Equipment performed by Authorized Agent are performed by trained technicians.

5.	COMPENSATION.

5.1.
Verizon Wireless shall pay Compensation to Authorized Agent (provided that Authorized Agent is in full compliance with this Agreement’s terms and conditions) for Subscribers obtained by Authorized Agent and accepted by Verizon Wireless in accordance with Exhibit B, which may be amended by Verizon Wireless from time to time.

5.2.
Upon notice to Agent, Verizon Wireless may add, delete or modify any CMRS rate plans and the Compensation paid for such rate plans. Further, Verizon Wireless will provide fourteen (14) days notice of changes in Compensation for existing rate plans. Verizon Wireless will determine whether such rate plan changes will apply to both existing and/or future Subscribers. Authorized Agent understands, acknowledges and expressly agrees that after the effective date of any changed Compensation schedule, submission by Authorized Agent of a Service Form to Verizon Wireless for activation of a Number (or activation by Authorized Agent of a Number by use of an automated activation system) shall be deemed acceptance of the changed Compensation.

5.3.
All documentation must be accurately completed to the satisfaction of Verizon Wireless and signed by the Subscriber in accordance with the activation procedures of Verizon Wireless. In the event Compensation is paid by Verizon Wireless that was not due or payable to Authorized Agent, Verizon Wireless shall chargeback the full amount of said Compensation from future Compensation.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

5.4.	Authorized Agent shall not receive any Compensation for Subscribers who activate on Equipment that does not meet the requirements set forth in Section 4 of this Agreement.

5.5.
Verizon Wireless reserves the right not to pay Compensation, or to chargeback Compensation, if already paid, pursuant to the provisions of Exhibit B of this Agreement. Such chargebacks may include, without limitation, activation fees, access fees, airtime and other charges.

5.6.
Any Compensation or other fee paid by Verizon Wireless under this Agreement shall not be contested by Authorized Agent unless Authorized Agent shall provide Verizon Wireless in writing, within sixty (60) business days of issuance of said Compensation, with notice that Authorized Agent in good faith believes payment to be incorrect, a detailed statement of the reason why the Authorized Agent believes there is an error, and all documentation including but not limited to, Service Forms, inventory reports, commission reports, canceled checks, installment sales contracts, etc., in support of Authorized Agent's belief. Any objections not raised by Authorized Agent in this manner will be deemed waived.

5.7.
If this Agreement is terminated for any reason, Verizon Wireless may withhold payment of Compensation then due for one hundred eighty (180) days or until all matters relating to the termination of the agency, including, but not limited to, the return of any point of purchase displays or demonstration equipment, the outcome of any fraud investigations, and the resolution of any arbitration or any other disputes between the parties, and matters under any other agreement between the parties, are settled, whichever is longer.

5.8.
Authorized Agent acknowledges that Verizon Wireless may engage in customer service programs which may result in a Subscriber migrating to a different price plan, and such activity may result in a difference in the amount of Compensation paid for such plan. Should a Subscriber migrate between price plans for any reason within one hundred eighty (180) days of the Subscriber's activation date, and these price plans pay different Compensation amounts, Verizon Wireless reserves the right, but is not obligated to adjust the Compensation paid to the Authorized Agent, upwards or downwards, to reflect the difference between the Compensation payout of the respective price plans.

5.9.
Authorized Agent hereby agrees and acknowledges that Verizon Wireless has no obligation, express or implied, to pay Authorized Agent the same rate(s) of Compensation as those it pays to any other Agent or other distribution channel or to offer to extend to Authorized Agent any contract provision or term that is the same, similar to, or comparable to the agreements, provisions or terms Verizon Wireless offers to any other Entity or extends to or enters into with any other Agent or other distribution channel.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

6.	AGENT'S OPERATING MATTERS.

6.1.
Authorized Agent's Business Records. Authorized Agent and its Affiliates shall maintain at their principal offices, and preserve for three (3) years from the date of their preparation, full, complete, and accurate records of their business as they relate to Authorized Agent’s performance under this Agreement. Such records shall be available for inspection and copying by Verizon Wireless at all reasonable times.

6.2.	Compliance with Rules and Procedures and Good Business Practices.

6.2.1.	In its performance of this Agreement, Authorized Agent shall comply with:

(a)
all applicable laws, orders, rules and regulations of federal, state or local governments, including without limitation all consumer protection laws, laws governing the use of trade secrets and other proprietary information and laws applicable to Authorized Agent as an employer of labor, all tariffs, and any governmental rules and procedures, including but not limited to those relating to the sale of CMRS, Verizon Wireless E911 obligations, or the sale, lease, installation, warranty service or repair of Equipment; and

(b)
all applicable federal, state or regulations relating to consumer protection and the safeguarding, protection, and disposal of Confidential Information and Trade Secrets, as defined in Section 3.3 of this Agreement, or similar information used, maintained, and/or accessed on Verizon Wireless’ behalf including, but not limited to, the FTC information disposal rule enacted June 1, 2005. In the event of an unauthorized disclosure of personal or similar information in violation of the foregoing, Authorized Agent shall provide notice of same by e-mail to inseinre@gl.verizonwireless.com within forty-eight (48) hours, and to the contract notice addressees set forth in Section 17, (NOTICE) by the means set forth therein; and

(c)	all rules and procedures concerning the conduct of Authorized Agent’s business relating to CMRS reasonably prescribed from time to time by Verizon Wireless.

6.2.2.
Authorized Agent shall, at its sole expense, secure and maintain in full force and effect all licenses, approvals, certifications, and permits required of Authorized Agent and its employees for its performance hereunder.

6.2.3.
Authorized Agent shall notify Verizon Wireless in writing within five (5) days of the commencement of any material action, suit or proceeding or of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality involving Authorized Agent or Authorized Agent's business.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

6.2.4.
Authorized Agent agrees that it will not use Verizon Wireless Subscriber information to transmit information to a Subscriber’s mobile telephone, including, but not limited to: (1) unlawful, threatening, abusive, harassing, or other objectionable material; and (2) unsolicited or unauthorized commercial material, including, but not limited to, advertising, promotional materials, “junk mail,” “SPAM,” chain letters, pyramid schemes, and other undesirable material.

6.3.	Clear Disclosure. Authorized Agent will only be permitted to activate Subscribers under the following terms and conditions:

6.3.1.
Authorized Agent shall ensure that each Subscriber activated by Authorized Agent has read the terms and conditions of the Service Forms and has reviewed the consumer information overview (new customer Welcome Package).

6.3.2.
Authorized Agent shall indemnify, defend and hold Verizon Wireless harmless from any and all claims, demands and causes of action whatsoever asserted against Verizon Wireless due to a claim that the Subscriber was not informed that service activated under the Service Form was subject to its terms and conditions or that the Subscriber did not have the opportunity to review the consumer information overview.

6.3.3.
In the event Authorized Agent offers for sale any Equipment that is used, reconditioned or refurbished Authorized Agent shall provide clear written notice to Subscribers and be in full compliance with all applicable laws and regulations that apply to the sale of used, reconditioned or refurbished Equipment.

6.3.4.
In all dealings with Subscribers and others, Authorized Agent shall conspicuously identify itself as an Authorized Agent of Verizon Wireless and otherwise as an independent business, shall conduct itself with the highest standards of honesty, integrity and fair dealing, including, but not limited to, those standards set forth in the Compliance Guidelines for Verizon Wireless’ Sales Agents, Exhibit C to this Agreement. Authorized Agent shall do nothing which would, in the opinion of Verizon Wireless, tend to discredit, dishonor, reflect adversely upon, or in any manner injure the reputation of Verizon Wireless, Agent or any other alternative distribution channel of Verizon Wireless CMRS.

6.3.5.
Authorized Agent shall conform to the highest ethical standards for advertising and will comply with all Verizon Wireless standards for advertising, (including, but not limited to, those standards set forth in the Advertising Guidelines for Verizon Wireless Sales Agents in Exhibit D of this Agreement which is subject to change upon notice) and in promotional, and training material to be used or distributed by Authorized Agent to Subscribers. Failure of Authorized Agent, its employees or agents, to abide by such standards in all material respects, shall be a material breach of this Agreement. All advertising and promotional materials shall be submitted to Verizon Wireless or its designee for written approval before publication or dissemination.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

6.3.6.	Responsibility for Subscriber Complaints. Authorized Agent shall promptly address all Subscriber complaints directed to it regarding Verizon Wireless CMRS.

6.3.7.
Non-Discrimination. Authorized Agent shall not discriminate on the basis of race, color, religion, sex, national origin, sexual orientation, citizenship, age, otherwise qualified disability, or veteran status. Authorized Agent shall also comply with the applicable provisions of the Non-Discrimination Compliance Agreement attached as Exhibit E.

6.4.
Subscriber Activation Process. Authorized Agent, at its own expense, shall have the equipment necessary to facilitate transmission of Subscriber information to Verizon Wireless at all times during the Term of this Agreement. Authorized Agent's equipment must comply with Verizon Wireless’ requirements as communicated from time to time, and must include at a minimum, a facsimile machine and a computer capable of Internet access with the requirements set forth in Exhibit F of this Agreement. Authorized Agent’s equipment must be compatible with Verizon Wireless’ automated activation systems. The automated activation system, where available, shall be used for all Activations. If an automated activation system is not available in an Authorized Agent’s market, Activations shall be then made in accordance with normal regional activation procedures. If Authorized Agent calls Verizon Wireless’ fulfillment center for Activations instead of utilizing the automated activation system where available, a $10.00 fee may be assessed for each number activated through the Verizon Wireless fulfillment center. This fee shall be deducted from Authorized Agent’s Compensation checks. Such fee will not be assessed if Verizon Wireless’ server is not accessible. Verizon Wireless shall have the right, immediately upon termination of this Agreement, to deny Authorized Agent access to Verizon Wireless’ computer systems.

Currently, web-based automated activation systems, which will verify credit and assign mobile telephone numbers, are available in certain Markets. A list of these Markets and the required equipment to access the automated activation systems are listed in Exhibit F. It is Verizon Wireless’ intention to eventually implement automated activation systems in all of its Markets. Verizon Wireless will notify Authorized Agent in writing as automated activation systems become available in new Markets and provide notice if the computerized system requirements are modified.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

6.5.
Failure to Properly Process Applications. Authorized Agent’s failure to properly process Verizon Wireless’ Subscriber applications in accordance with Verizon Wireless’ procedures, which failure leads to subscription fraud due to Authorized Agent activating Subscribers through the use of stolen, invalid, unverifiable and/or unauthorized credit information, will cause the following to occur:

6.5.1
All compensation paid to Authorized Agent will be charged-back. In addition, Authorized Agent will be responsible for payment of all expenses incurred by Verizon Wireless (including investigative and attorney’s fees and costs) and any unpaid charges arising from such subscription fraud, including any roaming, long distance or other toll charges.

6.5.2.	Verizon Wireless will notify Authorized Agent in writing that Authorized Agent has been placed on temporary probation for a thirty (30) day period.

6.5.3.
Within ten (10) days of receipt of Verizon Wireless’ probation notice, Authorized Agent shall prepare a corrective action plan to improve its procedures for verifying Subscribers, and submit the plan to Verizon Wireless for review and acceptance.

6.5.4.	Within three (3) days of receipt of such plan, Verizon Wireless will review the plan and notify Authorized Agent of its approval or suggest revisions to the plan that could make it acceptable.

6.5.5.
If, in Verizon Wireless’ judgment, there has not been a reasonable improvement in the rate of subscription fraud, as a result of the implementation of the corrective action plan, within thirty (30) days of the original notice, Verizon Wireless will have the right to terminate this Agreement.

6.5.6.
If, as a result of the implementation of the corrective action plan, in Verizon Wireless’ judgment there has been a reasonable improvement, this Agreement will continue, however, should significant subscription fraud occur again, Verizon Wireless will have the right to take further action up to and including immediate termination.

6.6.
Insurance. Without limiting Authorized Agent’s duty to indemnify Verizon Wireless as set forth in this Agreement, Authorized Agent will maintain at all times during the Term or any extension or renewal thereof, at Authorized Agent’s sole expense, the following insurance with an insurance company rated at least A- by A.M. Best Company and qualified to do business within the Area. Coverage required can be satisfied with primary and/or umbrella excess coverage:

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

6.6.1.	Workers Compensation Insurance as required by each State in which Authorized Agent performs the Agreement including a waiver of subrogation endorsement against Verizon Wireless.

6.6.2.	Comprehensive or Commercial General Liability Insurance with the minimum limits as follows:
6.6.2.1. for Authorized Agents having three (3) or less Specified Locations: One Million Dollars ($1,000,000) per occurrence for bodily and personal injury or death; One Million Dollars ($1,000,000) per occurrence for property damage; and One Million Dollars ($1,000,000) per occurrence for product liability arising out of any defects in the use of Equipment; and

6.6.2.2. for Authorized Agents having more than three (3) Specified Locations: Two Million Dollars ($2,000,000) per occurrence of bodily and personal injury or death; Two Million Dollars ($2,000,000) per occurrence for property damage; and Two Million Dollars ($2,000,000) per occurrence for product liability arising out of any defects in the use of Equipment
.
6.6.3.	Employer’s Liability Insurance within limits of not less than:
6.6.3.1. for Authorized Agents having three (3) or less Specified Locations, Two Hundred Thousand Dollars ($200,000) per occurrence; and

6.6.3.2. for Authorized Agents having more than (3) Specified Locations, One Million Dollars ($1,000,000) per occurrence.

6.6.4.
Automobile Liability, Comprehensive Form, with limits of not less than Five Hundred Thousand Dollars ($500,000) for bodily injury and Five Hundred Thousand Dollars ($500,000) for property damage per occurrence or One Million Dollars ($1,000,000) combined single limit, subject to such deductibles Verizon Wireless determines to be appropriate, covering the ownership, operation and maintenance of all owned, non-owned and hired motor vehicles (used on any occasion in the business of the Authorized Agent). Authorized Agent acknowledges, understands and expressly agrees that all personal vehicles will meet applicable State statutory requirements for business use.

6.6.5.
For Authorized Agents having at any time during the Term or any extension or renewal thereof more than three (3) Specified Locations, Professional Liability Insurance (Errors and Omissions) covering trademark and copyright infringement with limits of not less than One Million Dollars ($1,000,000) per occurrence. If Authorized Agent has more than twenty-five (25) Specified Locations: A Commercial Crime Bond or Employee Dishonesty Policy with a minimum aggregate limit of Five Hundred Thousand dollars ($500,000) is required.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

6.6.6.
At Verizon Wireless’ request, Authorized Agent will submit to Verizon Wireless a Certificate of Insurance, on an ACORD form or a similar form acceptable to Verizon Wireless in its sole discretion, evidencing all required insurance prior to the start of any work under this Agreement and annually thereafter on the policy renewal date during the Term or any extension or renewal thereof. Cellco Partnership or Verizon Wireless and, if applicable, any partnerships who participate in this Agreement, will be named as “Additional Insured” on all policies except Workers Compensation, Employees Liability Insurance and Professional Liability coverage, which will also be so evidenced on the Certificate of Insurance. Each insurance policy will state by endorsement that such policy will not be cancelled or materially changed without at least thirty (30) calendar days prior written notice to Verizon Wireless.

6.6.7.
The insurance required in Sections 6.6.1 through 6.6.5 shall provide that such insurance is primary coverage with respect to all insureds and shall contain a waiver against Verizon Wireless, Cellco Partnership and any applicable Partnership(s) and such parties' directors, officers, affiliates, employees and partners.

6.6.8.
Verizon Wireless may at any time, upon sixty (60) calendar days prior written notice to Authorized Agent, require Authorized Agent to increase the amount of coverage of any type of insurance or require different or additional types of insurance to reflect inflation, higher damage awards or comparable factors which make the above limits insufficient to cover Authorized Agent liabilities and Authorized Agent’s obligations to indemnify of Verizon Wireless under this Agreement.

6.7.
Demonstration Service. At its sole discretion, Verizon Wireless may provide CMRS to Authorized Agent at a reduced cost or at no charge. Such CMRS shall not be considered as Compensation to Authorized Agent. Coverage provided may be limited as set forth in the regional demonstration service policy. Further, the Numbers provided for such service shall remain the property of Verizon Wireless.

7.	USE OF MARKS BY AUTHORIZED AGENT.

7.1.
Grant of License. Subject to the terms and conditions specified herein and provided there is no breach by the Authorized Agent, Verizon Wireless hereby grants to Authorized Agent a limited nonexclusive license to use the Licensed Marks in accordance with Verizon Wireless’ standards throughout the Area solely in connection with the sale and promotion of Verizon Wireless CMRS and Verizon Wireless branded terminal equipment for the term of this Agreement. Periodically, Verizon Wireless will publish a list of the Licensed Marks which Authorized Agent is licensed to use under this Agreement. Verizon Wireless may at any time, in its sole discretion, add, delete, modify, amend or restrict the Marks on such list.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

7.2.
Authorized Agent recognizes the great value of the goodwill associated with the Licensed Marks, and it acknowledges that the Licensed Marks, and all rights therein and goodwill pertaining thereto, belong exclusively to Verizon Wireless or its Affiliates and that the Licensed Marks have a secondary meaning in the minds of the public. Authorized Agent acknowledges and agrees that all usage of the Licensed Marks, and any goodwill established thereby, shall inure to the exclusive benefit of Verizon Wireless or its Affiliates and that this Agreement does not confer any goodwill or other interests in the Licensed Marks to Authorized Agent.

7.2.1.
Authorized Agent acknowledges that the Licensed Marks and the registrations thereof are good, valid and enforceable in law and equity, and Authorized Agent agrees not to challenge or assist in challenging the validity of registrations thereof.

7.2.2.	Authorized Agent acknowledges that any unauthorized use of any Marks, and any use of such Marks in violation of this Agreement, shall constitute an infringement of such Marks.
7.3. Supervision

7.3.1.
For the purpose of protecting and maintaining the standards of quality established by Verizon Wireless for Equipment and services marketed under the Licensed Marks, Verizon Wireless shall have the right to audit the marketing of Equipment and the services by Authorized Agent, to inspect and test the Equipment offered for sale by Authorized Agent, and to inspect Authorized Agent’s premises at all reasonable times.

7.3.2.
All labels, packaging, designs, stationery, promotional materials, and advertising of every kind using any of the Licensed Marks shall be developed by Authorized Agent in consultation with Verizon Wireless, and shall not be publicly disseminated without Verizon Wireless’ prior written approval.

7.3.3.
If Verizon Wireless at any time finds the products or services marketed by Authorized Agent under the Licensed Marks to be deficient in quality or marketed in a misleading or deceptive manner or otherwise in violation of this Agreement or of any laws, then Verizon Wireless may notify Authorized Agent in writing of such deficiency, and if Authorized Agent fails to correct or eliminate such deficiency within thirty (30) days after receipt of such notice, Verizon Wireless may at its election declare this Agreement terminated.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

7.4.
Sub-Licenses. Authorized Agent shall not directly or indirectly license or attempt to license, whether orally or in writing, any Entity to use any of the Licensed Marks unless expressly authorized in writing by Verizon Wireless.

7.5.
Disclaimer of Assignment. The parties expressly agree that Authorized Agent shall not have any right, title, or interest in the Licensed Marks, or in the registration or applications thereof, except only the right to use the Licensed Marks in connection with the services/products provided by Authorized Agent described herein. Nothing contained in this Agreement shall be construed to grant or assign to Authorized Agent any additional right, title, or interest in the Licensed Marks, or in the registrations thereof, except such limited right to use the Licensed Marks.

7.6.	Restrictions on Use of Licensed Marks.
7.6.1.
Authorized Agent shall not use any of the Licensed Marks unless modified with such words identifying Authorized Agent’s agency relationship with Verizon Wireless as Verizon Wireless may approve in writing.

7.6.2.	Authorized Agent shall not use any of the Licensed Marks or any confusingly similar marks as part of its corporate, trade or business names.

7.6.3.	Authorized Agent shall not use any of the Verizon Wireless Marks that are licensed hereunder except as set forth in Verizon Wireless Indirect Corporate Identity Standards (Exhibit G).

7.6.4.	Authorized Agent shall not register or otherwise use the Licensed Marks or any portion of the Licensed Marks as part of any Internet domain name, Internet address, or telephone number.

7.6.5.
Authorized Agent shall not use the Licensed Marks in connection with the sale or lease of any unauthorized Equipment or service, or in any other manner not expressly authorized by this Agreement or separately in writing by Verizon Wireless.

7.7.
Modification or Discontinuation of Licensed Marks. In the event that Verizon Wireless decides in its sole discretion to modify or discontinue the use of any of the Licensed Marks, or to substitute one or more Marks in place of any of the Licensed Marks, Authorized Agent agrees that within thirty (30) days after receipt or written notice from Verizon Wireless it shall:

7.7.1.	Refrain from using the unmodified or discontinued Licensed Marks; and

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

7.7.2.	Destroy or return to Verizon Wireless all designs, stationery, promotional materials, and advertising of every kind using any of the unmodified or discontinued Licensed Marks; and

7.7.3.	Commence using the modified or substituted Marks in accordance with this Agreement as if such Marks had been identified herein as the original Licensed Marks.

7.8.	Infringement.

7.8.1.
In the event that any infringement of the Licensed Marks comes to the attention of Authorized Agent it shall promptly notify Verizon Wireless of such infringement. Authorized Agent agrees to assist Verizon Wireless, its Affiliates, and, if applicable, any partnerships that participate in this Agreement, or its successor in interest as the case may be, in the prosecution of any claim or lawsuit against infringement of the Licensed Marks by providing such evidence and expert assistance as Authorized Agent may have within its control, and, to the extent permitted by law, Authorized Agent shall have the right to intervene, at its own expense, in any legal proceedings affecting the rights acquired by it under this Agreement. Verizon Wireless may, at its own expense, and in its sole discretion, bring a claim or lawsuit to restrain any infringement of the Licensed Marks, either in its own name or in Authorized Agent’s name, or may cause the joiner of Authorized Agent as a party to such lawsuit, and Verizon Wireless shall be entitled to receive and retain for its own use and benefit any recovery awarded in such lawsuit.

7.8.2.
Verizon Wireless shall indemnify Authorized Agent and hold it harmless from any damages and costs imposed on Authorized Agent as a result of any claim or lawsuit brought against Authorized Agent arising out of Authorized Agent’s authorized use of the License Marks in accordance with this Agreement, provided that:

7.8.2.1.	Authorized Agent shall promptly notify Verizon Wireless of any such claim or lawsuit;

7.8.2.2.	Verizon Wireless shall have the option to undertake and conduct the defense of such claims or lawsuit; and

7.8.2.3.	Authorized Agent shall not settle or attempt to settle such claim or lawsuit without Verizon Wireless’ prior written consent.

7.9.	Infringement by Authorized Agent and Irreparable Injury. Authorized Agent acknowledges and agrees that:

7.9.1.	Any use by Authorized Agent of any Mark in violation of this Agreement shall constitute an infringement or dilution of such Mark; and

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

7.9.2.
Any infringement or dilution of a Mark by Authorized Agent shall constitute immediate and irreparable injury to Verizon Wireless not compensable in money damages and shall warrant preliminary and other injunctive and equitable relief against Authorized Agent upon a showing satisfactory to the court to which an application for relief may be made; of the failure of Authorized Agent to carry out its obligations.

7.9.3.
Authorized Agent waives and shall not claim any right to any bond with respect to any application for preliminary or other injunctive relief Verizon Wireless may make to protect its Marks from infringement or dilution.

7.10.	Termination.

7.10.1.	The Parties shall have the right to terminate this Agreement in accordance with Sections 8 and 9 hereof.

7.10.2.
Upon termination of this Agreement for any reason, all rights and privileges granted to Authorized Agent hereunder shall immediately terminate, and Authorized Agent, its trustees, receivers, successors or assigns shall have no further right to use of the Licensed Marks. Authorized Agent agrees that upon such termination it shall immediately:

7.10.2.1.	destroy or return to Verizon Wireless all designs, stationery, promotional materials, and advertising of every kind using any of the Licensed Marks;

7.10.2.2.	return to the manufacturer or other supplier all products bearing the Licensed Marks, together with all labels, packaging and other promotional materials associated therewith.

8.
TERM OF RELATIONSHIP. The term of this Agreement (the “Term”) shall be three (3) years, which shall commence on the date this Agreement is executed by authorized representatives of both parties (the “Effective Date”). Upon expiration of the Term, this Agreement will CONTINUE ON A MONTH-TO-MONTH BASIS until terminated by either party, with or without cause, on thirty (30) days’ prior written notice, or the parties enter into a renewal agreement. It is expressly understood and agreed that neither party has any right or expectation of renewal of this Agreement beyond the Term or any month-to-month term of operation, and that either party may decide in its sole discretion not to renew this Agreement.

9.	TERMINATION OF AGREEMENT

9.1.	Termination.This Agreement may be terminated in the following manner:

9.1.1.	Notwithstanding Section 15 of this Agreement, Verizon Wireless has the right to terminate this Agreement upon thirty (30) days’ written notice to Authorized Agent if:

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

9.1.1.1.	Authorized Agent fails to pay its bills or to discharge its obligations as they become due and fails to cure such default within the thirty (30) day notice period;

9.1.1.2.	Authorized Agent fails to attain and maintain the Minimum Activation Level as specified in Exhibit B and fails to cure such deficiency within the thirty (30) day notice period;

9.1.1.3.
Authorized Agent fails to comply with any provision or requirement of any tariff relating to CMRS, and, if such failure is capable of being cured, Authorized Agent does not cure such failure within the thirty (30) day period.

9.1.2.
Verizon Wireless has the right to terminate this Agreement immediately upon written notice to Authorized Agent if Authorized Agent commits any other material breach of this Agreement, except as specified in Sections 9.1.1.1, 9.1.1.2 or 9.1.1.3 above. In addition, Verizon Wireless has the right to terminate this Agreement immediately upon written notice to Authorized Agent if:

9.1.2.1.	Authorized Agent engages in conduct that, in Verizon Wireless’ reasonable discretion, constitutes unethical, misleading, or unfair business practices;

9.1.2.2.
Verizon Wireless determines, in its reasonable discretion that any representation or warranty made by Authorized Agent in connection with this Agreement or its application to act as a Verizon Wireless limited Agent is untrue;

9.1.2.3.
Authorized Agent, or one or more of its personnel, is convicted of, or pleads no contest to, any felony or other crime that is likely to affect adversely the reputation or goodwill of Verizon Wireless or its Affiliates, with such effect being judged solely by Verizon Wireless;

9.1.2.4.	Authorized Agent repeatedly fails to resolve reasonable customer complaints; or

9.1.2.5.
Authorized Agent breaches the terms of this Agreement in a manner described in Sections 9.1.1.1, 9.1.1.2 or 9.1.1.3 above, three (3) or more times within any one hundred eighty (180) day period, regardless of whether such breach is cured within the thirty (30) day notice period.

9.1.3.	Either party has the right to terminate this Agreement immediately upon written notice to the other if the other:

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NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

9.1.3.1.	makes an assignment for the benefit of creditors;

9.1.3.2.	enters an Order for Relief or has such an order filed against it under Title ll of the United States Bankruptcy Code; or

9.1.3.3.	has a trustee or receiver of any substantial part of its assets appointed by any Court.

9.1.4.	Verizon Wireless has the right to terminate this Agreement at any time, with or without cause, upon ninety (90) days’ prior written notice to Authorized Agent.

9.1.5.	This Agreement may be terminated at any time by mutual written consent of the parties.

9.2.
Cross-default. Verizon Wireless has the right, at its sole option, to terminate this Agreement effective upon delivery of written notice to Authorized Agent if Authorized Agent breaches its obligations under any other agreement between Authorized Agent and Verizon Wireless or any Affiliate thereof, and such other agreement is ultimately terminated as a result of such breach. In this event, any and all outstanding amounts owed to Verizon Wireless under all agreements between Authorized Agent and Verizon Wireless shall become due and payable to Verizon Wireless immediately upon demand.

9.3.
Excusal From Performance. The time within which Authorized Agent is required to make payments to Verizon Wireless for outstanding invoices and its ability to do so is an essential term of this Agreement. If Authorized Agent fails to make payment in full to Verizon Wireless when such payment is due, then Verizon Wireless, in addition to its other remedies under this Agreement or at law or in equity, will not be required to perform its obligations hereunder including, but not limited to payment of Compensation, during the period for which payment is overdue. Verizon Wireless will be required to resume performance hereunder only at such time as Authorized Agent has fully cured its failure to make timely payment hereunder, provided that Verizon Wireless has not terminated this Agreement before that time. The withholding of performance by Verizon Wireless pursuant to this provision shall in no event be grounds for Authorized Agent to terminate this Agreement; nor shall Verizon Wireless be required at any later time to perform any performance it has previously withheld hereunder.

9.4.
Obligations of Authorized Agent Upon Termination or Expiration. Upon the expiration or Termination of this Agreement by either party for any reason whatsoever, and notwithstanding any claims or defenses that Authorized Agent may assert against Verizon Wireless, Authorized Agent and its owner(s) and Affiliates shall:

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

9.4.1.
not thereafter use any of the Licensed Marks, or any trade name, service mark, trademark, logo, insignia, symbol or decorative design similar to the Licensed Marks or heretofore used by Authorized Agent in the conduct of its business hereunder;

9.4.2.
return to Verizon Wireless all materials containing any Mark or otherwise identifying or relating to Verizon Wireless’ business within ten (10) business days following the expiration or termination date, or upon instruction from Verizon Wireless, destroy all such materials;

9.4.3.	take such action as may be required to cancel all fictitious or assumed names or equivalent registrations relating to any Mark;

9.4.4.	provide Verizon Wireless with an updated list of names, addresses and all other relevant information Authorized Agent possesses concerning Subscribers that Authorized Agent has enrolled in the Area;

9.4.5.
settle all outstanding accounts with Verizon Wireless including CMRS and inventory (including consigned inventory, if any) charges and concerned inventory within thirty (30) days following termination;

9.4.6.	refrain from advertising, directly or indirectly, that it was formerly an Agent of, or in any way affiliated with, Verizon Wireless.

9.5.
Except as may otherwise be expressly provided herein, upon expiration or termination of this Agreement for any reason, including termination pursuant to Paragraph 9.1.4 above, Authorized Agent’s right to receive any form of Compensation hereunder shall automatically cease, except for Compensation which has accrued and is due to Authorized Agent at time of termination.

10.	OUTSTANDING DEBTS AND OFFSET. Authorized Agent agrees that at any time, regardless of whether this Agreement is in effect or not, any sums for which Authorized Agent or any of its employees or agents is responsible as well as any amount owed to Verizon Wireless by Authorized Agent, its employees or agents, arising out of or related to this Agreement or any of the obligations or rights or relationships contemplated by this Agreement or any other agreement between the parties, for any cause whatsoever, may be offset against Compensation or any other amounts owed Authorized Agent. Such offset may include but is not limited to: Subscriber security deposits, all charges incurred by the Subscriber, including but not limited to, airtime charges, access charges, long distance charges, roaming charges (including charges outside the specific price plan’s home area), cellular regional calling charges, special feature charges and activation fees on activations where Verizon Wireless has reason to believe that Verizon Wireless’ procedures to verify the applicant’s identity were not followed, and any such charges incurred by Subscribers signed on by unauthorized subagents. If there are insufficient amounts owed Authorized Agent by Verizon Wireless to effect such offset, Authorized Agent shall pay any remaining sums to Verizon Wireless immediately upon demand; such payment shall be made through certified funds or by wire transfer.

Authorized Agent agrees that Verizon Wireless may, at its discretion, deduct from any Compensation owed to Authorized Agent hereunder, an amount equal to any debt owed by Authorized Agent to Verizon Wireless or its Affiliates, under this Agreement or any other agreement between Authorized Agent and Verizon Wireless or any of its Affiliates. Amounts to be set off may include amounts for which Authorized Agent is obligated to indemnify Verizon Wireless hereunder.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

Authorized Agent agrees that Verizon Wireless may, at its discretion, deduct from any Compensation owed to Authorized Agent hereunder, an amount equal to any debt owed by Authorized Agent to Verizon Wireless or its Affiliates, under this Agreement or any other agreement between Authorized Agent and Verizon Wireless or any of its Affiliates. Amounts to be set off may include amounts for which Authorized Agent is obligated to indemnify Verizon Wireless hereunder.

11.	MISCELLANEOUS.

11.1.
Governing Law. Except to the extent explicitly provided elsewhere in this Agreement, the interpretation and enforcement of this Agreement and all matters arising out of or relating to it shall be governed by the law of New York, including New York General Obligations Law Section 5-1401, and without regard to its conflict of laws provisions.

11.2.	No Implied Duties. It is understood and agreed that this Agreement is not subject to any implied duties of good faith or fair dealing.

11.3.
Severability. In the event that any provision, or part thereof, of this Agreement is declared invalid or unenforceable by a final nonappealable ruling by a court or agency of competent jurisdiction, the remaining provisions hereof shall in no way be invalidated thereby but shall continue in full force and effect, provided that the material intent of this Agreement is not altered.

11.4.
Rights Cumulative/No Waiver. The rights of Verizon Wireless and Authorized Agent hereunder are cumulative, and the exercise of any rights or remedies hereunder shall not preclude the exercise by either party of other rights and remedies, available either within or outside of this Agreement, in addition to the rights or remedies exercised. Furthermore, no exercise or enforcement by Verizon Wireless or Authorized Agent of any rights or remedies hereunder or forbearance from such exercise shall preclude the exercise or enforcement by Verizon Wireless or Authorized Agent of any other right or remedy hereunder, or the exercise of enforcement of the same right or remedy at another time or in another instance.

11.5. Force Majeure.

11.5.1.    Neither party shall be deemed to be in breach of this Agreement for failure to perform if such failure results from acts of God, fires, strikes, embargoes, war, insurrection, riot, explosion, earthquake, government action, epidemic and other causes beyond the reasonable control of a party.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

11.5.2.   Verizon Wireless shall not be liable for loss or damage or be deemed to be in breach of this Agreement for failure to perform if such failure results from:

11.5.2.1. compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal government or any department or agency thereof, or any court or other body of competent jurisdiction; or

11.5.2.2. acts or omissions of Authorized Agent.
Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

11.6.	Injunctive Relief. In addition to Section 7 and subsection 3.3, Authorized Agent acknowledges and agrees that:

11.6.1.
Any material, non-monetary breach by Authorized Agent of this Agreement shall constitute immediate and irreparable injury to Verizon Wireless not compensable in money damages and shall warrant preliminary and other injunctive or equitable relief against Authorized Agent upon a showing satisfactory to the court or arbitrator or arbitrators to which an application for relief may be made.

11.6.2.
In any action for preliminary or other injunctive or equitable relief against Authorized Agent or its Affiliates under this Subsection, Subsection 3.3 or Section 7, Verizon Wireless shall be entitled to recover from Authorized Agent the reasonable attorney’s fees, costs, and disbursements expended by Verizon Wireless.

11.6.3.
Any claim by Authorized Agent with respect to termination of this Agreement or commissions is compensable by money damages only, and Authorized Agent agrees it has no right to seek preliminary or other injunctive or equitable relief against Verizon Wireless for such claim.

11.7.	Indemnification.

11.7.1. Authorized Agent shall indemnify and hold harmless Verizon Wireless, its Affiliates, and their respective directors, officers, employees, contractors, agents, shareholders, and/or any successors and/or assignees thereof, and their respective heirs and legal representatives (collectively, “Indemnities”), from and against any and all obligations, losses, judgments, payments of interest, penalties, amounts paid in settlement, deficiencies, damages, injuries, including death, actions, suits, costs or liabilities, and any and all demands not yet matured into one of the foregoing, including attorney’s fees and expenses incurred in the enforcement of this indemnification (collectively, “Losses”), for any claims, demands, actions, disputes, controversies, damages and/or requests for equitable or injunctive relief arising or alleged to have arisen in whole or in part out of:

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

11.7.1.1. the conduct of Authorized Agent’s business, or

11.7.1.2.	Authorized Agent’s breach or violation of any of the terms of this Agreement; or

11.7.1.3.	alleged acts or omissions of the Authorized Agent and/or its affiliates, Authorized Agent personnel, employees, contractors, subcontractors or subagents; or

11.7.1.4.	breach by Authorized Agent of the warranty and representation set forth in Section 12.

11.7.2. Further, Authorized Agent shall defend, indemnify, and hold harmless Verizon Wireless and the Indemnities from and against all Losses, damages and liabilities whatsoever (including all claims, actions, suits, fines, interest, penalties, costs and expenses [together, “Claims”]) including reasonable attorneys’ fees incurred on account thereof incident to or arising from any of Authorized Agent’s agents, subagents, employees, contractors, or subcontractors (together, “Subagents”) resulting from the Authorized Agent’s relationship with the Subagents or its relationship with Verizon Wireless incurred by Authorized Agent’s breach of this representation and warranty, which includes, but is not limited to, any Losses resulting from Authorized Agent’s breach of any other such agreement with another wireless provider.

11.7.3. Verizon Wireless shall have sole control of the defense and settlement of any claims and any litigation proceedings against Verizon Wireless that are the subject of Authorized Agent’s indemnification obligations herein.

11.7.4. All indemnification obligations shall survive termination, expiration or cancellation of this Agreement.

11.8.
Assignment. This Agreement is fully assignable by Verizon Wireless to any Entity, and it shall inure to the benefit of any assignee or other legal successor to the interest of Verizon Wireless hereunder. Authorized Agent may not voluntarily or involuntarily, or directly or indirectly, assign or otherwise transfer this Agreement without the prior written approval of Verizon Wireless. Subject to the foregoing sentence, this Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest.

11.9.	No Third Party Beneficiaries. No provision of this Agreement shall be construed as conferring upon any third party any rights, benefits, obligations or duties under this Agreement.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

11.10.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all together constituting but one agreement.

11.11.
Effect of Headings. Headings to articles and paragraphs of this Agreement are to facilitate reference only, do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

11.12.
Survival of Authorized Agent’s Obligations. All terms, provisions, representations, warranties and obligations of Authorized Agent shall survive the expiration or termination of this Agreement and the performance by either party hereunder and shall continue in full force and effect subsequent to and notwithstanding such expiration or termination of performance until they are satisfied in full or by their nature expire.

12. ACKNOWLEDGEMENTS AND REPRESENTATIONS.

Authorized Agent acknowledges that it has not received or relied upon, any guaranty, express or implied, as to the amount of Compensation or other revenue that it may earn as a result of its agency relationship with Verizon Wireless. Authorized Agent represents and warrants that:

12.1.
the execution, delivery and/or performance of this Agreement will not conflict with or result in any breach of any provision of the charter or by-laws of Authorized Agent or any agreement, contract or legally binding commitment or arrangement to which Authorized Agent is a party; and

12.2.
Authorized Agent is not subject to any limitation or restriction (including, without limitation, noncompetition/exclusivity, and confidentiality arrangements) which would prohibit, restrict or impede the performance of any of Authorized Agent’s obligations under this Agreement; and

12.3.
Neither Authorized Agent nor any Entity affiliated with Authorized Agent is currently under contract to offer for sale CMRS from another wireless provider or another wireless provider’s agent, nor is it or any such Entity contractually prohibited, under an expired/terminated contract, from representing Verizon Wireless as a CMRS provider, other than as stated in Section 2.1; and

12.4
Authorized Agent represents and warrants that no service performed by Authorized Agent pursuant to this Agreement shall be provided, directed, controlled, supervised or managed, and no Subscriber Information relating to any such service shall be stored, at, in, or through a site located outside of the United States. Authorized Agent further represents, warrants and covenants that it will not use, or allow the use, outside of the United States of any user identifications and passwords assigned to it for access to Verizon Wireless Subscriber Information.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

13. INDEPENDENT INVESTIGATION/DISCLAIMER OF REPRESENTATIONS

AUTHORIZED AGENT ACKNOWLEDGES THAT THERE HAVE BEEN NEGOTIATIONS BETWEEN ITSELF AND VERIZON WIRELESS REGARDING THIS AGREEMENT. AUTHORIZED AGENT DECIDED WHETHER OR NOT TO RETAIN AN ATTORNEY FOR ADVICE AND TO REVIEW THIS AGREEMENT. AUTHORIZED AGENT IS NOT RELYING UPON ANY REPRESENTATION MADE BY VERIZON WIRELESS REGARDING THE MEANING OR EFFECT OF ANY OF THE TERMS OF THIS AGREEMENT.

VERIZON WIRELESS AND AUTHORIZED AGENT ACKNOWLEDGE THEY HAVE READ THIS AGREEMENT AND UNDERSTAND AND ACCEPT THE TERMS, CONDITIONS, AND COVENANTS CONTAINED HEREIN AS BEING REASONABLY NECESSARY TO MAINTAIN VERIZON WIRELESS’ HIGH STANDARDS FOR SERVICE. AUTHORIZED AGENT ACKNOWLEDGES AND UNDERSTANDS THAT VERIZON WIRELESS MAY AT ANY TIME ALSO BE ENGAGED DIRECTLY OR INDIRECTLY THROUGH ITS DIRECT SALES FORCE, AGENTS, OTHER RETAILERS, OR OUTLETS OF ANY KIND, IN SOLICITING POTENTIAL SUBSCRIBERS FOR THE SERVICE OR OTHER SERVICES OR PRODUCTS OR FOR THE SALE, LEASE, INSTALLATION, REPAIR, OR SERVICING OF EQUIPMENT IN THE MARKET. AUTHORIZED AGENT ALSO ACKNOWLEDGES AND UNDERSTANDS THAT VERIZON WIRELESS MAY SELL THE SERVICE TO OTHERS WHO MAY RESELL IT. AUTHORIZED AGENT HAS INDEPENDENTLY INVESTIGATED THE CMRS OR EQUIPMENT SALES BUSINESS AND THE PROFITABILITY (IF ANY) AND RISKS THEREOF AND IS NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OF VERIZON WIRELESS OTHER THAN AS SET FORTH IN THIS AGREEMENT.

IN PARTICULAR, AUTHORIZED AGENT ACKNOWLEDGES THAT VERIZON WIRELESS HAS NOT REPRESENTED EITHER DIRECTLY OR INDIRECTLY: (A) AUTHORIZED AGENT’S PROSPECTS OR CHANCES FOR SUCCESS SELLING SERVICES UNDER THIS AGREEMENT; (B) THE TOTAL INVESTMENT THAT AUTHORIZED AGENT MAY NEED TO MAKE TO OPERATE UNDER THIS AGREEMENT (VERIZON WIRELESS DOES NOT KNOW THE AMOUNT OF THE TOTAL INVESTMENT THAT MAY BE REQUIRED FOR THIS PURPOSE); OR (C) THAT IT WILL LIMIT ITS EFFORTS TO SELL SERVICE OR ESTABLISH OTHER AGENTS OR RETAILERS IN THE AREA.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

AUTHORIZED AGENT ALSO ACKNOWLEDGES THAT VERIZON WIRELESS HAS NOT REPRESENTED TO IT, EITHER DIRECTLY OR INDIRECTLY, THAT: (A) VERIZON WIRELESS WILL PROVIDE LOCATIONS OR ASSIST AUTHORIZED AGENT TO FIND LOCATIONS TO PROMOTE THE SALE OF SERVICE UNDER THIS AGREEMENT; (B) VERIZON WIRELESS WILL PURCHASE ANY PRODUCTS MADE BY AUTHORIZED AGENT THAT ARE IN ANY WAY ASSOCIATED WITH THE SERVICE SOLD BY AUTHORIZED AGENT UNDER THIS AGREEMENT; (C) AUTHORIZED AGENT WILL DERIVE A PARTICULAR AMOUNT OF INCOME FROM THE SALE OF VERIZON WIRELESS’ SERVICES UNDER THIS AGREEMENT, OR VERIZON WIRELESS WILL REFUND ANY PAYMENTS MADE BY AUTHORIZED AGENT TO VERIZON WIRELESS UNDER THIS AGREEMENT; OR (D) VERIZON WIRELESS WILL PROVIDE A SALES OR MARKETING PROGRAM THAT WILL ENABLE AUTHORIZED AGENT TO DERIVE INCOME UNDER THIS AGREEMENT.

AUTHORIZED AGENT FURTHER ACKNOWLEDGES THAT VERIZON WIRELESS HAS NOT MADE ANY REPRESENTATIONS, EITHER DIRECTLY OR INDIRECTLY, REGARDING: (A) THE QUANTITY OR QUALITY OF SERVICE TO BE SOLD BY AUTHORIZED AGENT OTHER THAN AS STATED IN THIS AGREEMENT; (B) THE PROVISION BY VERIZON WIRELESS TO AUTHORIZED AGENT OF TRAINING AND MANAGEMENT ASSISTANCE; (C) THE AMOUNT OF PROFITS, NET OR GROSS, THAT AUTHORIZED AGENT CAN EXPECT FROM ITS OPERATIONS UNDER THIS AGREEMENT; (D) THE SIZE (OTHER THAN THE GEOGRAPHIC AREA), POTENTIAL, OR DEMOGRAPHIC NATURE OF THE MARKET IN WHICH VERIZON WIRELESS’ SERVICE IS AVAILABLE OR THE NUMBER OF OTHER RETAILERS OR AGENTS THAT ARE OR MAY IN THE FUTURE OPERATE IN THAT AREA; OR (E) THE TERMINATION, TRANSFER OR RENEWAL PROVISIONS OF THIS AGREEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT. AUTHORIZED AGENT ACKNOWLEDGES THAT IT UNDERSTANDS THAT IT WILL NOT OBTAIN ANY EXCLUSIVE RIGHTS UNDER THIS AGREEMENT EITHER WITH RESPECT TO TERRITORY OR OTHERWISE, AND UNDERSTANDS THAT VERIZON WIRELESS MAY APPOINT OTHER AGENTS OR RETAILERS IN THE MARKET AFFECTED BY THIS AGREEMENT. AUTHORIZED AGENT ALSO ACKNOWLEDGES THAT VERIZON WIRELESS CANNOT CALCULATE IN ADVANCE THE TOTAL AMOUNT THAT VERIZON WIRELESS WILL PAY TO AUTHORIZED AGENT UNDER THIS AGREEMENT AS THAT AMOUNT DEPENDS, AMONG OTHER THINGS, ON THE QUANTITY OF SERVICE THAT SUBSCRIBERS PURCHASE FROM VERIZON WIRELESS.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

14. LIMITED LIABILITY.

VERIZON WIRELESS SHALL NOT BE LIABLE TO AUTHORIZED AGENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR TREBLED OR ENHANCED DAMAGES, INCLUDING, BUT NOT LIMITED TO LOST PROFITS, LOST BUSINESS, OR OTHER COMMERCIAL OR ECONOMIC LOSS, WHETHER SUCH DAMAGES ARE CLAIMED FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE AND WHETHER OR NOT VERIZON WIRELESS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES UNLESS APPLICABLE LAW FORBIDS A WAIVER OF SUCH DAMAGES.

15. DISPUTE RESOLUTION AND ARBITRATION.

Except to the extent explicitly provided below, ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY PRIOR OR FUTURE AGREEMENT BETWEEN THE PARTIES, SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH THE WIRELESS INDUSTRY ASSOCIATION (“WIA”) RULES OF THE AAA, AS MODIFIED BELOW, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. A COPY OF THE WIA RULES CAN BE FOUND ON THE AAA’S WEBSITE. THE WEBSITE INTERNET ADDRESS IS CURRENTLY:

WWW.ADR.ORG/RULES/COMMERCIAL/WIRELESS RULES

15.1.
The Federal Arbitration Act Applies. THIS AGREEMENT INVOLVES INTERSTATE COMMERCE AND IS SUBJECT TO THE FEDERAL ARBITRATION ACT, 9 U.S.C. §§ L-16. THE FEDERAL ARBITRATION ACT PREEMPTS ANY INCONSISTENT STATE OR LOCAL LAW, RULE, OR REGULATION CONCERNING ARBITRATION.

15.2.	Disputes Not Covered. Nothing in this Agreement shall preclude either party from:

15.2.1.   Seeking to compel arbitration before a court of competent jurisdiction; should it become necessary for either party to seek to compel arbitration and a court of competent jurisdiction issues an order compelling arbitration of one or more of the claims or controversies, then the party seeking to compel arbitration shall be entitled to recover its attorneys’ fees and costs incurred in seeking to compel arbitration.

15.2.2.	Seeking to confirm or challenge any arbitral award before a court of competent jurisdiction;

15.2.3.    Seeking relief with respect to any internet domain name pursuant to the dispute resolution rules of The Internet Corporation for Assigned Names and Number or of any domain name registrar;

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

15.2.4.	Seeking relief with respect to any infringement or threatened infringement of a party’s Marks;

15.2.5.	Seeking relief from a court of competent jurisdiction for any breach or threatened breach of the obligations set forth in Subsection 3.3. or Section 7;

15.2.6.   Seeking emergency injunctive relief, or a temporary restraining order, to the extent otherwise permitted by this Agreement, from a court of competent jurisdiction pending appointment of the arbitrator or arbitrators required by this Section. Upon appointment of the arbitrator or arbitrators required by this Section, the arbitrator or arbitrators shall immediately consider whether such emergency injunctive relief, or temporary restraining order, shall be continued or dissolved, and on what terms. NEITHER PARTY SHALL SEEK FROM ANY COURT ANY EMERGENCY INJUNCTIVE RELIEF OR TEMPORARY RESTRAINING ORDER THAT WOULD CONTINUE TEN (10) DAYS BEYOND THE APPOINTMENT OF THE ARBITRATOR OR ARBITRATORS.

15.3.       Written Notice and Negotiation. Neither party may, except to the items in Subsection 15.2, commence any arbitration or court case without first providing written notice and an opportunity to negotiate with the other party.

15.3.1.      The written notice required by this Subsection shall specify the alleged claim or controversy, summarizing the factual basis for the claim or controversy and the contractual provisions at issue.

15.3.2.       Within thirty (30) days of such written notice, the parties shall meet in person or by telephone and in good faith attempt to settle the alleged claim or controversy. IF THE PARTY RECEIVING THE NOTICE REFUSES TO MEET, THIS PERIOD WILL BE DEEMED TO HAVE EXPIRED UPON THE SOONER OF THIRTY (30) DAYS OR THE DATE OF SUCH REFUSAL.

15.3.3.      Any applicable time periods or statutes of limitation shall be tolled during the negotiation period required by this Subsection.

15.3.4.	In the event a party has to go into court to enforce this Section, such party shall be entitled to receive from the other party, fees incurred for such enforcement.

15.4.          Additional Notice Concerning Disputed Commissions. In addition to the requirements of subsection 15.3, Authorized Agent shall not assert any claim or controversy with respect to the amount, timing, or any other issue arising out of or relating to any commission, fee, or amount paid or allegedly not paid by Verizon Wireless pursuant to this Agreement unless Authorized Agent shall have provided to Verizon Wireless, within sixty (60) business days of the payment or first alleged due date of such commission, fee, or amount, written notice that Authorized Agent in good faith believes such commission, fee, or amount, or failure to pay such commission, fee, or amount, to be incorrect.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

15.4.1.
Authorized Agent must include with such notice a detailed statement of the reason why the Authorized Agent believes there is an error, and provide all supporting documentation, including, but not limited to, any relevant Service Forms, inventory reports, canceled checks, installment sales contracts, or similar materials.

15.4.2.	Any objections not raised by Authorized Agent within the time period, and in the manner required under this Subsection shall be deemed forever waived by Authorized Agent.

15.5.	Time for Commencement of Arbitration. Neither party may commence any arbitration:

15.5.1. Before satisfying the requirements of written notice and an opportunity to negotiate; or

15.5.2.	Before satisfying the requirements of written notice with respect to any commission matter, if applicable; or

15.5.3.	After expiration of the applicable statute of limitations, or two (2) years from the date the claim to be arbitrated accrued, whichever is less.

15.6.	Place of Arbitration. ANY ARBITRATION BETWEEN THE PARTIES SHALL BE HELD IN THE CITY OF THE PRINCIPAL OFFICE OF THE VERIZON WIRELESS REGION WHERE THE CONTROVERSY OR CLAIM AROSE.

15.7.
Number and Selection of Arbitrators. ANY ARBITRATION BETWEEN THE PARTIES SHALL BE HEARD ON AN EXPEDITED BASIS BY THREE (3) INDEPENDENT ARBITRATORS, EXCEPT THAT ANY ARBITRATION BETWEEN THE PARTIES INVOLVING LESS THAN FIFTY THOUSAND DOLLARS ($50,000) IN THE AGGREGATE, AND NOT INVOLVING DECLARATORY OR INJUNCTIVE RELIEF, SHALL BE HEARD BY A SINGLE ARBITRATOR. SUCH ARBITRATOR OR ARBITRATORS SHALL BE FAMILIAR WITH THE WIRELESS TELECOMMUNICATIONS INDUSTRY.

15.7.1     In a three (3) arbitrator matter, the arbitrators shall be selected as follows:

15.7.1.1. Immediately upon initiation of arbitration, the AAA shall provide the parties with a complete list of all arbitrators on the AAA’s Telecommunications Panel, and a selection of at least five (5) arbitrators from the AAA’s Commercial Panel and five (5) arbitrators from the AAA’s Large/Complex Case Panel.

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

15.7.1. 2. Each party shall select one (1) arbitrator either from the AAA lists or independently within fourteen (14) days of the initiation of arbitration.

15.7.1.3. Within fourteen (14) days of the selection of the later of the two (2) arbitrators selected by the parties, those arbitrators shall select a third arbitrator, either from lists to be provided by the AAA, or independently, as they choose. If the arbitrators selected by the parties cannot agree on a third arbitrator, the AAA shall appoint a third arbitrator from the AAA’s Telecommunications Panel, Commercial Panel, or Large/Complex Case Panel. Any third arbitrator’s fees shall be paid directly by the parties in equal shares.

15.7.2. The arbitrator in a single arbitrator matter shall be selected as follows:

15.7.2.1. Immediately upon initiation of arbitration, the AAA shall provide the parties with a selection of five (5) arbitrators from the AAA’s Telecommunications Panel, and a selection of five (5) arbitrators from the AAA’s Commercial Panel.

15.7.2.2. Within fourteen (14) days of initiation of the arbitration, the parties shall either have mutually agreed upon an arbitrator, whether from the AAA’s list or otherwise, or shall provide to the AAA at least three (3) names from the Telecommunications Panel list provided by the AAA, and at least three names from the Commercial Panel list provided by the AAA. Each party shall rank from one (1) to six (6) (or higher, if a party leaves more than six (6) total names on the lists) the names received from the AAA and submit the names and ranking to the AAA. The arbitrator common to both parties’ list with the lowest combined number when the rankings of each party are added together shall be appointed as the arbitrator. The arbitrator’s fees shall be paid in equal shares by the parties directly to such arbitrator.

15.7.3.	The AAA shall, upon being notified of the selection of an arbitrator, immediately provide such arbitrator with all documents served on or filed with it in the arbitration.

15.8.	Arbitration Procedures. The following procedures shall supplement or modify the procedures in the WIA Rules.

15.8.1.
Upon selection of the arbitrator or arbitrators, the parties and the arbitrator or arbitrators may mutually agree to self-administration in whole or in part of the arbitration, including direct payment of any arbitrator or arbitrators.

 VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

15.8.2.
No Fast Track Arbitration as defined in the WIA Rules shall be employed in any arbitration between the parties, unless the parties mutually agree, in which case, the Fast Track rules shall govern selection of the arbitrator.

15.8.3.	NO ARBITRATION BETWEEN THE PARTIES MAY PROCEED ON A CLASS BASIS, OR BE CONSOLIDATED WITH ANY OTHER ARBITRATION, WITHOUT THE WRITTEN CONSENT OF ALL PARTIES.

15.8.4.	ANY ARBITRATION AWARD MAY BE REVIEWED PURSUANT TO RULE l-6 OF THE WIA RULES.

15.8.5.	NO ARBITRATION AWARD MAY REFORM OR AMEND THIS AGREEMENT.

15.8.6.	ANY ARBITRATION AWARD MUST INCLUDE A STATEMENT BY THE ARBITRATOR OR ARBITRATORS OF THE REASONS FOR THE AWARD.

15.8.7.
The Parties may submit petitions to the neutral Arbitrator for summary disposition of one or more of the issues to be arbitrated in a manner consistent with Rule 56 of the Federal Rules of Civil Procedures and the neutral Arbitrator shall rule in a manner consistent with Rule 56 on the petitions before proceeding with any hearings. Any petitions filed pursuant to this Subsection shall be submitted to the neutral Arbitrator no later than sixty (60) days after the demand for arbitration is filed with the AAA.

15.8.8.   NO ARBITRATION AWARD MAY INCLUDE ANY AWARD OF ATTORNEY’S FEES (EXCEPT AS MAY BE REQUIRED BY ANY STATUTE PREEMPTING THE FEDERAL ARBITRATION ACT TO SUCH EXTENT), PUNITIVE DAMAGES, EXEMPLARY DAMAGES, OR TREBLE OR OTHER MULTIPLE DAMAGES. NO ARBITRATION AWARD MAY REFORM OR AMEND THIS AGREEMENT.

15.9.
Severance. If any court case is commenced involving the parties, and any controversy or claim exists or arises between the parties in such case, which would be subject to arbitration pursuant to this Agreement, the controversy or claim shall be severed for resolution by arbitration pursuant to the provisions of this Agreement. If any third party not subject to the provisions of this Agreement is a necessary party to any such controversy or claim between the parties, and that third party refuses to consent to arbitration pursuant to this Agreement, all issues that can be resolved without such third party shall remain subject to this Agreement and shall be severed and resolved by arbitration before any other issues between the parties are resolved.

15.10.	Confidentiality. The parties shall comply with the following confidentiality provisions with respect to dispute resolution and arbitration:

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

15.10.1.  No admission or statement made by either party in the course of a good faith negotiation pursuant to this Section 15 may be used in any fashion in any arbitration or court case. All such admissions or statements shall be deemed confidential and made pursuant to a settlement privilege. The making of any such admission or statement shall not, however, preclude the admission in any arbitration or court case of any evidence that would otherwise be admissible.

15.10.2.
No admission, statement, or document made or disclosed by either party in the course of arbitration may be disclosed to any third party except as required by law or to compel arbitration, compel compliance with this Agreement, or to confirm any arbitration award. This shall not preclude disclosure to the arbitrators or the AAA, to the Affiliates and Successors of a party, or to the officers, directors, employees, shareholders, or agents and professional advisors of any of them, to the extent such entities and persons agree to be bound by these provisions.

16.
WAIVER OF TRIAL BY JURY. IN THE EVENT THAT THE DISPUTE RESOLUTION AND ARBITRATION CLAUSE IS DEEMED TO BE NOT ENFORCEABLE, WITH RESPECT TO ANY JUDICIAL ACTION WHICH MAY ARISE UNDER OR WITH RESPECT TO THIS AGREEMENT, OR ANY RELATIONSHIP OR DEALINGS BETWEEN THE PARTIES THAT ARISE OUT OF OR BY VIRTUE OF THIS AGREEMENT, EACH PARTY AGREES TO WAIVE TRIAL BY JURY. AUTHORIZED AGENT CONSENTS TO THE BRINGING OF ANY SUCH ACTION UNDER THIS AGREEMENT IN THE CITY OF THE PRINCIPAL OFFICE OF THE VERIZON WIRELESS REGION WHERE THE CONTROVERSY OR CLAIM AROSE.

17.
NOTICE. Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by: a) registered or certified mail with return receipt requested, postage prepaid in any post office in the United States; b) hand delivery; c) overnight courier prepaid; d) via facsimile transmission upon confirmation of receipt; or e) placed on the web-based automated system (e*Roes and InfoCenter). If to Authorized Agent, Verizon Wireless shall address all written notices required under the terms of this Agreement to the individual whose signature appears on this Agreement at the principal place of business set forth in the preamble of this Agreement. If to Verizon Wireless, Authorized Agent shall send all notices required under the terms of this Agreement to:

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.

Verizon Wireless
1515 Woodfield Road, Suite 1400
Schaumburg, IL 60173
Attention: Director, Indirect Sales
With a copy to:
Verizon Wireless
1515 Woodfield Rd., Suite 1400
Schaumburg, IL 60173
Attention: Legal Department
18.
ENTIRE AGREEMENT. This Agreement, including its exhibits, schedules and addenda, which are incorporated herein by this reference, constitutes the understanding between the parties pertaining to the subject matter hereof and supersedes any and all prior agreements and understandings. There are no other oral or written understandings or agreements between Verizon Wireless and Authorized Agent relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in counterparts on the day and year written below.

Cellco Partnership	AGENT: US Telematics
dba Verizon Wireless

By:		By:
	(Signature)		(Signature)
Name:		Name:
	(Please Print)		(Please Print)
Title:		Title:

Date:		Date:

VERIZON WIRELESS CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT TO BE COPIED OR DISCLOSED WITHOUT VERIZON WIRELESS' WRITTEN PERMISSION.